Exhibit 23.2

October 13, 2006

SUPERVALU INC.

Minneapolis, Minnesota

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Albertson’s, Inc. and subsidiaries for the thirteen-week periods ended May 4, 2006 and May 5, 2005, and have issued our report dated May 31, 2006. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended May 4, 2006 are being incorporated by reference in Registration Statement Nos. 33-16934, No. 33-50071, No. 333-10151, No. 333-24813, No. 333-61365, No. 333-72851, No. 333-89157, No. 333-32354, No. 333-32356, No. 333-44570, No. 333-100912, No. 333-100913, No. 333-100915, No. 333-100917, No. 333-100919, No. 333-131759, and No. 333-134671 on Form S-8; No. 33-56415, No. 333-94965, No. 333-43538 and No. 333-81252 on Form S-3 and No. 333-132397 on Form S-4 of SUPERVALU INC.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP